UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2016 (May 25, 2016)

WESTMOUNTAIN GOLD, INC.
(Exact name of registrant as specified in its charter)

Colorado	000- 53028	26-1315498
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

120 E Lake St. Ste. 401 Sandpoint, ID	83864-1366
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (208) 265-1717

____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 25, 2016, WestMountain Gold, Inc. (the “Company”) received correspondence from BOCO Investments, LLC (“BOCO”) making a formal demand for immediate payment of all amounts due under the following promissory notes made by the Company in favor of BOCO (collectively, the “Notes”):

•	September 17, 2012, Amended and Restated Secured Convertible Promissory
Note in the principal amount of $1,852,115;
•	May 7, 2013, Promissory Note in the principal amount of $500,000;
•	June 27, 2013, Promissory Note in the principal amount of $500,000;
•	February 14, 2014, Secured Promissory Note in the principal amount of $1,000,000;
•	May 23, 2014, Secured Convertible Promissory Note in the principal amount of $100,000;
•	June 9, 2014, Secured Convertible Promissory Note in the principal amount of $100,000;
•	May 1, 2015, Promissory Note in the principal amount of $100,000;
•	June 26, 2015, Secured Promissory Note in the principal amount of $109,346.31;
•	March 22, 2016, Secured Promissory Note in the principal amount of $125,000; and
•	April 12, 2016, Secured Promissory Note in the principal amount of $531,317.

The total amount of principal and interest due under the Notes as of May 25, 2016 was approximately $5,714,841.

The Notes are secured by the assets of the Company pursuant to the Security Agreement entered into by the Company and BOCO dated June 27, 2013, and the Security and Inter-Creditor Agreement entered into by the Company and BOCO dated May 15, 2015 (collectively, the “Security Agreements”).

The Company has been in default under the Notes since December 15, 2015, when it failed to make payments on certain of the Notes when they became due.  Since that time, the Company has been working with BOCO to resolve the default issues.  The Company is currently considering its options with respect to BOCO’s correspondence, including continuing discussions with BOCO.

The preceding descriptions of the Notes and the Security Agreements are incomplete and qualified in their entirety by reference to the complete text of the Note and the Security Agreements, respectively, which were attached as Exhibits to previously filed reporting documents of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMOUNTAIN GOLD, INC.

	By:	/s/ James W. Creamer III
Date: May 31, 2016	Name:	James W. Creamer III
	Title:	Chief Financial Officer